As filed with the Securities and Exchange Commission on August 8, 2007.
Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
OM GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	52-1736882 (I.R.S. Employer Identification No.)

127 Public Square, 1500 Key Tower Cleveland, Ohio (Address of principal executive offices)	44114-1221 (Zip Code)
OM Group, Inc. 2007 Incentive Compensation Plan
(Full title of the plan)
Valerie Gentile Sachs
Vice President, General Counsel and Secretary
OM Group, Inc.
127 Public Square, 1500 Key Tower
Cleveland, Ohio 44114-1221
(Name and address of agent for service)
(216) 781-0083
(Telephone number, including area code, of agent for service)
With copy to:
Jeffrey J. Margulies
Squire, Sanders & Dempsey L.L.P.
4900 Key Tower, 127 Public Square
Cleveland, Ohio 44114-1304
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price per	Aggregate Offering	Amount of
to be Registered	Registered	Share (1)	Price (1)	Registration Fee
Common Stock, $.01 par value	3,000,000 shares	$41.22	$123,660,000	$3,797

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h)(1) and under the Securities Act of 1933, based upon the average of the high and low prices of OM Group, Inc. common stock as reported on the New York Stock Exchange on August 7, 2007.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
          The information required by Item 1 is included in documents sent or given to participants in the plan covered by this Registration Statement pursuant to Rule 428(b)(1) under the Securities Act.
Item 2. Registrant Information and Employee Annual Plan Information.
          The information required by Item 2 is included in documents sent or given to participants in the plan covered by this Registration Statement pursuant to Rule 428(b)(1) under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
          OM Group, Inc. (the “Company”) incorporates by reference into this Registration Statement the following documents filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”):
(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

(b)	The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007;

(c)	The Company’s Current Report on Form 8-K filed on January 10, 2007;

(d)	The Company’s Current Report on Form 8-K filed on February 6, 2007;

(e)	The Company’s Current Report on Form 8-K filed on February 15, 2007;

(f)	The Company’s Current Report on Form 8-K filed on February 20, 2007;

(g)	The Company’s Current Report on Form 8-K filed on March 7, 2007;

(h)	The Company’s Current Report on Form 8-K/A filed on May 25, 2007 (SEC Accession No. 0000950152-07-004731);

(i)	The Company’s Current Report on Form 8-K/A filed on May 25, 2007 (SEC Accession No. 0000950152-07-004733);

(j)	The description of the common stock, $.01 par value, of the Company contained in the Company’s Registration Statement on Form S-1 (Registration No. 333-74566) filed on December 5, 2001.
          Until the Company files a post-effective amendment to this Registration Statement indicating that all securities offered have been sold, or deregistering all such securities that remain unsold, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing such documents. Any statement contained in a document incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document that also is or is deemed to be incorporated by reference into this Registration Statement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
          Not applicable.
Item 5. Interests of Named Experts and Counsel.
          Not applicable.
Item 6. Indemnification of Directors and Officers.
          Section 145 of the General Corporation Law of the State of Delaware (“Delaware Law”) empowers a Delaware corporation to indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the corporation’s best interest, and, with respect to any criminal proceedings or action, had no reasonable cause to believe the conduct was unlawful.
          A Delaware corporation may indemnify any person who was, is or is threatened to be made a party to any threatened, pending or completed action by or in the right of the corporation under the same conditions noted above, except that if the person is adjudged to be liable to the corporation, indemnification will only be permitted to the extent deemed proper by the applicable court.
          To the extent that a present or former officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify that person against expenses that such officer or director actually and reasonably incurred.
          In accordance with Delaware Law, Article Eighth of the Company’s Amended and Restated Certificate of Incorporation contains a provision limiting the personal liability of the Company’s directors for violations of their fiduciary duty. Such provision states that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as director except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, (iii) for a violation of Section 174 of the Delaware Law or (iv) for a transaction from which the director derived an improper personal benefit.
          Article Seventh of the Company’s Amended and Restated Certificate of Incorporation and Article VII of the Company’s Amended and Restated By-Laws provide for indemnification of each person who may be indemnified, including the Company’s officers and directors, to the fullest extent permitted by applicable law.
          The Company has entered into indemnification agreements with its officers and directors containing provisions that require the Company, among other things, to advance the officers’ and directors’ expenses incurred as a result of any proceeding against them as to which they could be indemnified and to maintain officers’ and directors’ liability insurance on a basis acceptable to the Company.

          The Company has directors’ and officers’ liability insurance covering, subject to certain exceptions, actions taken by the Company’s directors and officers in their capacities as such.
Item 7. Exemption From Registration Claimed.
          Not applicable.
Item 8. Exhibits.
          The Exhibits to this Registration Statement are listed in the Exhibit Index, which Exhibit Index is incorporated herein by this reference.
Item 9. Undertakings.
          The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Act”);
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.
     (2) That, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for the purpose of determining liability under the Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, and the State of Ohio, on August 8, 2007.

OM GROUP, INC.

By:	/s/ Joseph M. Scaminace

Joseph M. Scaminace, Chairman and Chief Executive Officer
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their indicated capacities as of the 8th day of August, 2007.

/s/ Joseph M. Scaminace
Joseph M. Scaminace	Chairman and Chief Executive Officer (Principal Executive Officer)

*/s/ Kenneth Haber
Kenneth Haber	Chief Financial Officer (Principal Financial and Accounting Officer)

*/s/ Richard W. Blackburn
Richard W. Blackburn	Director

*/s/ Steven J. Demetriou
Steven J. Demetriou	Director

*/s/ Katharine L. Plourde
Katharine L. Plourde	Director

*/s/ David L. Pugh
David L. Pugh	Director

*/s/ William J. Reidy
William J. Reidy	Director

*/s/ Gordon A. Ulsh
Gordon A. Ulsh	Director

*By:	/s/ Joseph M. Scaminace Joseph M. Scaminace Attorney-in-Fact

EXHIBIT INDEX

Exhibit
No.	Description

4.1*	Amended and Restated Certificate of Incorporation of the Company

4.2**	Amended and Restated Bylaws of the Company

4.3*	Form of Common Stock Certificate of the Company

4.4***	OM Group, Inc. 2007 Incentive Compensation Plan

5	Opinion of Squire, Sanders & Dempsey L.L.P.

23.1	Consent of Ernst & Young LLP

23.2	Consent of Squire, Sanders & Dempsey L.L.P. (contained in Exhibit 5)

24	Powers-of-Attorney

*	These documents were filed as exhibits to the Company’s Form S-1 Registration Statement (Registration No. 33-60444) which became effective on October 12, 1993 and are incorporated herein by reference.

**	This document was filed as an exhibit to the Company’s Current Report on Form 8-K filed on August 14, 2006 and is incorporated herein by reference.

***	This document was filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 and is incorporated herein by reference.